Exhibit 1

FISHER CORE HOLDINGS L.P.

LIMITED PARTNERSHIP AGREEMENT

This Limited Partnership Agreement is entered into effective the 4th day of August, 2004, by and between ROBERT J. FISHER acting in his capacity as trustee of The Robert J. Fisher 2004 Family Trust (the “RJF Trust”), WILLIAM S. FISHER acting in his capacity as trustee of The William S. Fisher 1998 Family Trust (the “WSF Trust”) and John J. Fisher, as General Partners, and DONALD G. FISHER and DORIS F. FISHER acting in their capacity as trustees of the DDF Y2K Family Trust (the “DDF Trust”), as Limited Partner.

Section 1

THE PARTNERSHIP

1.1                                 Formation.  The General Partners and Limited Partner hereby form a limited partnership under the Section 17-101 et seq. of the Delaware Revised Uniform Limited Partnership Act and the terms and provisions of this Agreement.

1.2                                 Name.  The name of the partnership shall be FISHER CORE HOLDINGS L.P.

1.3                                 Purpose.  The purpose of the partnership shall be (a) to hold, manage and vote as a single block the shares of stock of The Gap, Inc. initially contributed to the capital of the partnership as a core family holding until such time as the General Partners determine to sell or otherwise dispose of the same, (b) in respect of cash and other assets from time to time held by the partnership, to invest all or any part of the partnership capital in any stocks, bonds, investment partnerships, or other securities or investments, of any kind or nature whatsoever, and (c) to engage in any and all other transactions or business activities that the General Partners may from time to time deem to be in the best interests of the partnership.  Donald G. Fisher and Doris F. Fisher as trustees of the Limited Partner have joined in the partnership in order that the next generation of the family may have effective voting control over a core holding of stock sufficient to give the family an ongoing voice in the management and direction of The Gap, Inc.  This Agreement shall not be construed to impose any obligation on any Partner in respect of any shares of stock of The Gap, Inc. other than the share held by the partnership.

The partnership shall maintain such bank or brokerage accounts and other security accounts at such bank or brokerage firms or elsewhere, subject to direction or withdrawal by such persons, as the General Partners may from time to time determine.  Funds or securities of the partnership may be deposited in the partnership name or in the name of a nominee, provided adequate books and records shall be kept to enable the partnership and the Partners to identify the partnership assets.  The partnership funds not otherwise invested may be invested in short term liquid securities or other cash equivalent assets or held without interest pending investment as the General Partners may from time to time determine.

1.4                                 Place of Business.  The principal place of business of the partnership shall be at the offices of Pisces, Inc., One Maritime Plaza, Suite 1400, San Francisco, California, or at such other location as the General Partners may from time to time determine.

1.5                                 Statutory Offices.  The partnership shall maintain such statutory offices within the State of Delaware and such other places of business as the General Partners may from time to time determine.

1.6                                 Term.  The term of the partnership shall commence on the date the certificate of limited partnership is filed in the Office of the Secretary of State of Delaware, and shall continue until the partnership is dissolved in accordance with the provisions of this Agreement.

Section 2

CAPITAL CONTRIBUTIONS

2.1                                 Initial Contributions.  The initial capital contributions of the Partners shall be contributed forthwith upon request and shall be as set forth in Exhibit A attached hereto.  Except as otherwise provided in this Agreement, no Partner shall have any right to demand or receive a return of his or her capital contribution or withdraw from the partnership or to receive any interest, salary or drawing with respect to his or her capital contributions or for services rendered to the partnership.

2.2                                 Additional Contributions.  The General Partners in their sole discretion may accept or decline to accept additional capital contributions from any one or more of the Partners or from any newly admitted Partner.

Section 3

PARTNERSHIP INTERESTS; UNITS

3.1                                 Partnership Interests; Units.  The Partners’ respective interests in the capital and profits of the partnership shall be represented by units of interest (“units”) which shall be initially allocated among the Partners (and between general and limited partnership units) as follows:

General Partnership Units:	Initial Units

RJF Trust	5,000
WSF Trust	5,000
John J. Fisher	5,000

Limited Partnership Units:

DDF Trust	86,000

3.2                                 Adjustment of Interests.  The interests of the Partners may be adjusted from time to time, and additional units issued, as the General Partners may deem necessary or proper to give due effect to any non pro rata capital contributions.

In addition, if there is a pro-rata distribution or contribution of shares stock of The Gap, Inc. or of the equity ownership in any successor corporation, units shall be cancelled or additional units issued as the General Partners deem appropriate to maintain the same overall relationship of outstanding units and the number of shares of The Gap, Inc. (or such equity ownership) held by the partnership.

3.3                                 Profits and Losses.  Profits (including any items in the nature of income or gain although separately stated for tax or accounting purposes) and losses (including expenses) shall be credited to, or borne by, the Partners pro rata in accordance with the units held by each without distinction between general partnership units and limited partnership units; provided that, except as may be specifically provided in this Agreement or by law, (a) no Limited Partner, having made his or her original capital contribution, shall be personally liable in respect of his or her limited partnership units for any losses or expenses of the partnership by reason of his or her status as a Limited Partner, and (b) no General or Limited Partner shall be required to contribute further capital to the partnership or make loans to the partnership.

Section 4

CAPITAL ACCOUNTS

Capital accounts shall be maintained for the Partners in accordance with customary accounting practices and the following provisions:

4.1                                 Credits.  Each Partner’s capital account shall be credited with the amount of cash and the value of property included in such Partner’s capital contributions, such Partner’s share of profits, and the amount of any partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

4.2                                 Charges.  Each Partner’s capital account shall be charged with the amount of cash and the value of any property distributed to such Partner by the partnership, such Partner’s share of losses, and the amount of any liabilities of such Partner which may be assumed by the partnership or which are secured by any property contributed by such person to the partnership.

4.3                                 Revaluation of Assets.  In the event of any non-pro rata contribution of capital to the partnership, or other event which the General Partners determine to require a revaluation of the partnership assets in accordance with standard accounting practices, the book value of the partnership assets shall be adjusted to fair market value and gain or loss equal to the net increase or decrease in book value shall be allocated to the capital accounts of the Partners as if realized by the partnership immediately prior to the non-pro rata contribution or other event.  For this purpose, and all other partnership purposes, the good faith determination of fair market value by the General Partners shall be conclusive.

4.4                                 Transferee Capital Account.  The transferees of all or a portion of the interest of a Partner in the partnership shall succeed to the capital account of the transferor to the extent it relates to the transferred interest.

Section 5

TAX ALLOCATIONS

5.1                                 Basic Allocation.  For income tax purposes, the allocable share of each Partner in each item of the partnership’s income, gain, loss, deduction or credit shall be in proportion to the Partners’ respective units; provided that appropriate adjustments shall be made so that each Partner obtains the benefit or bears the burden of (a) any difference between the fair market value and income tax basis of property contributed by him or her to the partnership, and (b) any adjustment to the income tax bases of assets of the partnership affecting his or her interest or to his or her capital account, including any adjustment resulting from any election under Section 754 of the Internal Revenue Code or any non-pro rata contributions or distributions.

5.2                                 Amendment.  The General Partners are authorized to amend the tax allocation provisions of this Agreement as they may from time to time deem necessary or proper to give effect to the intended economic arrangements between the Partners in a manner consistent with applicable income tax law and regulations.

Section 6

DISTRIBUTIONS

Distributions may be made to the Partners from time to time when and as the General Partners deem proper.  Distributions shall be made pro rata in accordance with the Partners’ respective units.  Distributions may be made in cash or in kind, or partially in cash and partially in kind, at the discretion of the General Partners.  However, the proportion of each distribution that is in cash and the proportion that is in kind shall be the same for all Partners.

Section 7

GENERAL PARTNERS

7.1                                 Authority.  Subject to the restrictions set forth in this Agreement, the General Partners shall have all of the rights and powers which may be possessed by general partners under law including, without limitation of the generality of the foregoing, the right and authority to manage the business of the partnership as they shall deem proper, to invest and reinvest the partnership property, sell partnership property, incur debt on behalf of the partnership, pledge or otherwise hypothecate partnership property, and lend or advance money to the partnership at an interest rate not exceeding the interest rate at which the General Partners are able to borrow money on an unsecured basis for their own accounts, or commit the partnership to repay money borrowed from any third party on such terms, and at such interest, as the General Partners may determine.

7.2                                 Tax Matters Partner.  The General Partners shall appoint a tax matters partner and may remove and replace the then tax matters partner at any time.  JOHN J. FISHER shall act as initial tax matters partner.

7.3                                 Decision of Majority.  Except as otherwise provided in this Agreement, the General Partners shall act by the decision of a majority in interest.  (For purposes of this Agreement, a majority “in interest” or other percentage “in interest” of the Partners or any class of Partners shall mean Partners, or Partners of that class, holding a majority or such other percentage of the aggregate units held by all Partners, or by all Partners of that class, at the time remaining.  Units held by transferees who have not been admitted to the partnership as substitute General or Limited Partners shall be disregarded.)

7.4                                 Gap Stock.  The decision of a majority in number of the General Partners at the time in office shall be required to sell, exchange or otherwise dispose of, or exercise the power to vote, give written consents, or otherwise exercise voting rights in respect of, stock of The Gap, Inc. or any successor corporation from time to time owned by the partnership.

7.5                                 Prohibitions.  Except as authorized by this Agreement, no General Partner shall, without the unanimous consent of the Partners:  (a) cause or permit the partnership to engage in any activity that is not consistent with the purposes of the partnership as above set forth; (b) do any act in contravention of this Agreement; (c) do any act which would make it impossible to carry on the business of the partnership; (d) confess a judgment against the partnership; (e) possess partnership property, or assign rights in partnership property, for other than a partnership purpose; (f) perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction; (g) cause the partnership to voluntarily take any action that would cause a bankruptcy of the partnership; or (h) cause the partnership to acquire any equity securities of any General Partner.

7.6                                 Indemnification; Exculpation.  The partnership, its receiver or trustee (in the case of a receiver or trustee, to the extent of partnership property) shall indemnify, save harmless, and pay all judgments and claims against each General Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed in connection with the partnership or claim thereof, including attorneys’ fees or other costs of defense incurred in the defense of any action based on any such act, omission or claim, except to the extent that the liability, damage or claim resulted from such Partner’s own fraud, willful misconduct or gross negligence.  No General Partner shall be liable, responsible or accountable to the partnership or any of the Partners in any way for damages or otherwise for any act or failure to act pursuant to this Agreement or otherwise in reference to the partnership or its affairs in the absence of fraud, willful misconduct or gross negligence.

7.7                                 Expenses.  The General Partners may charge the partnership with, and shall be reimbursed for, all direct expenses reasonably incurred in connection with the partnership’s business or affairs.

7.8                                 Other Actions.  (a) The General Partners shall take such other actions, in addition to the filing of the original certificate of limited partnership, as they may deem necessary or proper to perfect and maintain the status of the partnership as a limited partnership or similar entity under the laws of the State of Delaware or of any other jurisdiction in which the partnership may engage in business.  Without limiting the generality of the foregoing, the certificate of limited partnership shall be amended on the happening of any of the following events:

(1)                                  A change in the name of the partnership;

(2)                                  A change in the street address of the principal office of the partnership;

(3)                                  A change in the address of a General Partner or agent for service of process (unless a corporate agent is designated) or appointment of a new agent for service of process;

(4)                                  The admission of a General Partner;

(5)                                  The cessation of a General Partner to be a General Partner;

(6)                                  The discovery of any false or erroneous material statement contained in the certificate or any amendment thereto; or

(7)                                  A person other than a General Partner should become authorized to wind up the affairs of the partnership.

The certificate of amendment shall be executed by all General Partners or such lesser number as may be provided for in the certificate of limited partnership and by each General Partner designated in the certificate as a new partner (but need not be executed by a former General Partner stated in the amendment to have ceased to be a General Partner) or as otherwise permitted by law.

(b)                                 Upon dissolution of the partnership, the General Partners (or in the event there is no remaining General Partner, the person elected to wind up the business of the partnership in accordance with this Agreement) shall execute and file such certificate or certificates of dissolution as may be required by law.

7.9                                 Registered Agents.  The General Partners may appoint one or more registered agents for service of process on the partnership, and may change any such appointment from time to time by amendment to the certificate of limited partnership.

7.10                           Covenant Not to Withdraw.  Each General Partner hereby covenants not to withdraw or attempt to withdraw from the partnership.  Each General Partner acknowledges that, in the event of any violation of this covenant, the General Partner shall be liable to the partnership and the other Partners to the fullest extent permitted by Delaware law.

7.11                           Termination of Status as General Partner.  A General Partner shall cease to be a General Partner upon the first to occur of (i) the transfer of all of such Partner’s general partnership interest; (ii) a General Partner’s death, permanent disability or mental incompetence; (iii) the withdrawal of such Partner as a General Partner if permitted by law (although in breach of this Agreement); or (iv) the removal of such Partner as a General Partner by Partners holding a majority of the percentage interests in the partnership (without regard as to whether the interest is held as a General Partner or Limited Partner) after such Partner has attempted to make a transfer of his general partnership interest which is prohibited by this Agreement, committed a material breach of this Agreement, or committed any other act or suffered any other condition that would justify a decree of dissolution of the partnership under Delaware law.  The general partnership interest of a deceased, disabled, mentally incompetent or removed General Partner shall be treated as that of a transferee of a limited partnership interest.

If the right of the holders of a majority in interest of the percentage interests in the partnership to remove a General Partner for cause is disputed, the dispute shall be determined by arbitration under the arbitration provisions of this Agreement hereinafter set forth.  In case of a dispute, no General Partner shall be removed until such time as there is a decision of the arbitrator upholding the right of the holders to remove the General Partner and the General Partner may continue to participate in partnership decisions unless there is a preliminary order of the arbitrator suspending the General Partner’s right to do so pending resolution of the dispute.

7.12                           Liabilities.  A General Partner who ceases to be a General Partner shall continue to be liable as a General Partner for all debts and obligations of the partnership attributable to the period during which he or she was a General Partner, known or unknown, actual or contingent.  Any debts, obligations or liabilities in damages to the partnership of any person who ceases to be a General Partner shall be collectible by any legal means, and the partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the partnership to such person to satisfy such debts, obligations or liabilities.

7.13                           Continuation of Business.  The partnership shall not dissolve as a result of the cessation of any General Partner’s status as a General Partner so long as any General Partner remains, but the business of the partnership shall continue without interruption; and if there should be no remaining General Partner, one or more of the Limited Partners shall be elected as General Partner by a majority in interest of the Limited Partners.

7.14                           Separate Interests.  If at the time a person ceases to be a General Partner such person is also a Limited Partner, such cessation shall not affect such person’s rights and obligations with respect to his or her limited partnership interest.

7.15                           Proof of Authority.  The execution of any certificate, agreement, instrument or other document on behalf of the partnership by any General Partner or agent or representative to whom any General Partner may have delegated authority to sign for the partnership shall be conclusive evidence in favor of any third party dealing with the partnership that such certificate, agreement, instrument or other document represents the duly authorized and binding act of the partnership.

Section 8

ROLE OF LIMITED PARTNERS

8.1                                 Rights or Powers.  The Limited Partners shall have no right or power to take part in the management or control of the partnership or its business, to act for or bind the partnership in any way or to vote on matters relating to the partnership except as specifically provided in this Agreement.

8.2                                 Procedure.  In any circumstances requiring the action, approval or consent of some or all of the Limited Partners, such action, approval or consent may be given or withheld in the sole discretion of the Limited Partners.  The General Partners may require response to any written request for a Limited Partner’s action, approval or consent within a limited time period (no less than ten (10) days), and a failure to respond in any such time period shall (if so stated in the request) constitute such action, approval or consent or refusal thereof as shall have been recommended by the General Partners in the request.

Section 9

INDEPENDENT ACTIVITIES

The General Partners shall be required to devote only such time to the affairs of the partnership as they shall deem necessary.  No General or Limited Partner shall be obliged to refrain from competition with the partnership, but each shall be free to engage in any business activity or transaction for his or her own account or the account of any other person, whether or not in competition with the partnership.  The General Partners, acting on behalf of the partnership, are authorized to enter into any transaction with any of the General Partners, or with any other Partner, acting individually, on terms no less favorable to the partnership than those on which a similar transaction would be entered with an independent third party.

Section 10

BOOKS AND RECORDS

10.1                           Accounting.  The accounting period of the partnership shall be a calendar year.  Full and accurate accounts shall be kept of all matters relating to the partnership and the partnership accounts, and the books containing such accounts shall at all times be open to inspection by the Partners and their duly authorized representatives.

10.2                           Reports.  The General Partners shall provide for the preparation and distribution of such financial reports and tax information as they may reasonably deem necessary or desirable.

Section 11

AMENDMENTS; MEETINGS

11.1                           Amendments.  This Agreement may be amended by unanimous agreement of the General Partners.  No amendment may (a) convert a Partner’s interest from that of a Limited Partner to that of a General Partner, (b) modify a Partner’s limited liability as a Limited Partner, or (c) adversely alter a Partner’s interest in the capital, profits or losses of the partnership or right to partnership distributions to an extent that is disproportionate to the adverse effect of the amendment on the pre-amendment interests of the other Partners.  The Limited Partner shall have no right to vote for or against any proposed amendment.

11.2                           Approval or Consent.  Actions contemplated under this Agreement to be taken by, or to require the approval or consent of, all or any specific portion of the Partners, or of any class of Partners, shall be validly taken, approved or consented to if the action, approval or consent is given or taken either in person, by telephone or in writing by facsimile or otherwise, by Partners sufficient to take, approve or consent to the action without regard to whether any meeting has been held or any other Partners have been consulted or given an opportunity to participate in the decision.

Section 12

TRANSFER OR PURCHASE OF INTERESTS

12.1                           Restriction on Transfers.  Except as specifically permitted by this Agreement, no General or Limited Partner shall transfer or encumber all or any portion of, or interest in, his or her interest in the partnership, either voluntarily or involuntarily, or by operation of law.

12.2                           Permitted Transfers.  The following transfers of all or a portion of a General of Limited Partner’s economic interest in the partnership are permitted transfers:  (a) a transfer with or without consideration to (i) any other Partner, (ii) Donald G. Fisher, Doris F. Fisher, Robert J. Fisher, William S. Fisher or John J. Fisher, (iii) a trust or trusts established by any one or more of the General or Limited Partners or any of the individuals named in (ii) above for the exclusive benefit of one or more members of the group composed of such individuals, their spouses and heirs, their descendants and the spouse and heirs of their descendants, (iv) the executor, administrator or other personal representative of a deceased or legally incapacitated Partner (but not distribution from the estate of any such Partner unless to a distributee described in (a) this sentence; (b) outright sale, for cash or on credit, to the extent permitted under the right of first refusal provisions of this Agreement; and (c) any other transfer to which a majority in interest of the General Partners consent.  No transfer which does not result in the automatic admission of the transferee as a Limited Partner or General Partner as hereinafter provided shall be a permitted transfer, however, until the partnership is provided with such evidence of transfer and further information, and the transferor or transferee pays such related expenses of the partnership, as the General Partners may request.

12.3                           Right of First Refusal.  A General or Limited Partner may sell all or a portion of his or her economic interest in the partnership for cash or on credit only to a permitted transferee described in (a) of Section 12.2 above (without the necessity of compliance with this paragraph) or to a third party purchaser as permitted in this paragraph.  The Partner proposing to sell shall first offer to sell the interest to the partnership and the General Partners (other than the prospective Seller) by written notice to the partnership identifying a proposed third party purchaser by name and business address, accompanied by a true and complete copy of the proposed sale agreement.  Either the partnership or any one or more of the General Partners (other than the prospective Seller) may accept the offer and elect to purchase the entirety, but not less than the entirety, of the offered interest by written notice to the offering Partner given within ninety (90) days after the first notice is given.  If the partnership and/or one or more of the General Partners (other than the prospective Seller) accept the offer, the purchase of the offered interest shall be consummated at the price and on the terms contained in the proposed sale agreement and the purchasers shall participate in the purchase in such proportions as they may agree (provided that the partnership shall have the first right to purchase the entire offered interest). If the partnership and the offeree Partners collectively fail to purchase the entirety of the offered interest, the offering Partner may sell the offered interest to the original proposed purchaser in accordance with the proposed sale agreement but only if the sale is closed and the interest transferred within sixty (60) days after the last day of the initial ninety (90) day period.  The purchaser shall hold the interest subject to all of the terms and provisions of this Agreement including the restrictions on further transfer of the interest.

12.4                           Prohibited Transfer.  Any transfer or attempted transfer of all or a portion of or interest in a partner’s economic interest in the partnership that is not a permitted transfer shall be null and void and of no force and effect whatsoever unless the General Partners, in their sole discretion, elect to recognize the transfer.  The Partner engaging or attempting to engage in a transfer which is not a permitted transfer shall be liable to indemnify and hold harmless the partnership and the other Partners from any and all costs, liabilities or damages which any of them may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such transfer or attempted transfer or in their efforts to enforce the provisions of this Agreement applicable to the prohibited transfer or the said indemnity rights; and the partnership may offset or pay any such liabilities or damages in lieu of making any distribution thereafter to be made in respect to the interest transferred or attempted to be transferred.

12.5                           Option to Purchase.  (a) Following the transfer or attempted transfer of all or a portion of or interest in an economic interest in the partnership that is not a permitted transfer (including, but not limited to, the subjection of a Partner’s interest to a charging order not promptly removed, any action taken or suffered by a Partner under the Federal Bankruptcy Law or any state insolvency law or an assignment by a Partner for the benefit of creditors), the partnership and the General Partners (excluding any General Partner whose interest is subject to this Option) (the “optionees”) shall have the option to purchase all, but not less than all, of the interest so transferred or attempted to be transferred.  This option may be exercised, at any time (but only once) before the transferee has been admitted as a General or Limited Partner in respect of the interest, by notice of exercise given by any one or more of the optionees to the persons entitled to receive the purchase price.  If one or more of the optionees exercises the option, the purchasing optionees may participate in the purchase in such proportions as they may agree, but the partnership shall have the first right to purchase the interest.

(b)                                 The interest to be purchased shall vest in the partnership and/or purchasing Partners upon the giving of notice of exercise without further document of transfer, and the partnership and/or purchasing Partners shall be obligated to pay the purchase price therefor within ninety (90) days after the giving of notice of exercise of the option by delivery of an unsecured promissory note of the partnership or purchasing Partner or Partners; and if there should be more than one purchaser, by the joint and several promissory note of all of the purchasers.  The promissory note shall provide for eight equal annual installments of principal commencing on the first anniversary of the giving of the notice of exercise (with right to prepay without penalty or charge) and for interest on unpaid principal payable annually in arrears at a per annum rate equal to the federal mid term rate on the date of the giving of the notice of exercise determined in accordance with Section 1274(d) of the United States Internal Revenue Code.   The purchaser or purchasers may condition payment of sums due under the promissory note upon delivery of good and sufficient documents evidencing and confirming the transfer and the promissory note shall expressly so provide.  In addition, the purchaser or purchasers may offset against the purchase price any amounts owing from the payee(s) of the note to any one or more of the purchasers.

(c)                                  The purchase price for the interest to be purchased upon exercise of the option shall be the appraised fair market value of the interest, disregarding the restrictions imposed by this Agreement on transfer of the interest but taking due account of all of the other terms and provisions of this Agreement and factors which adversely or favorably affect the fair market value and marketability of the interest including the provisions of Sections 12.6, 12.7 and 12.8 of this Agreement, and the corresponding provisions of applicable law, as determined by a professional appraiser appointed by the General Partners whose qualifications the General Partners reasonably deem adequate.  The purchaser or purchasers shall pay the fees and costs of the appraiser but may charge one-half of the said fee and costs to the persons entitled to receive the purchase price by deducting that amount from the purchase price.

12.6                           Rights of Transferee.  The transferee of an interest in the partnership who is not admitted as a substitute General or Limited Partner as hereinafter provided shall be entitled only to such allocations and distributions as may be made in respect of such interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the partnership or to inspect the books or records of the partnership, and shall have none of the other rights of a General Partner or Limited Partner.

12.7                           Admission as Limited Partner.  The transferee of all or any portion of a limited partnership interest that is either (i) already a General Partner or Limited Partner, (ii) Donald G. Fisher, Doris F. Fisher, Robert J. Fisher, William S. Fisher or John J. Fisher (iii) a trust or trusts established by any one or more of the group composed of the foregoing individuals and their respective spouses, whether revocable or irrevocable, or (iv) the executor, administrator or other personal representative of a deceased or legally incapacitated Partner (but not a distributee of the estate of any such Partner unless described in clause (i), (ii) or (iii) of this sentence) shall be automatically admitted as a Limited Partner in respect of the transferred interest and any transferee so admitted shall be liable to the partnership for payment of such expenses incurred by the partnership in respect to the transfer as the General Partners reasonably may request.  Any other transferee of a limited partnership interest may be admitted to the partnership as a Limited Partner in respect of the transferred interest only with the consent of the General Partners, which consent may be given or withheld in the absolute discretion of the General Partners, and only after executing such documents and instruments and paying or reimbursing the partnership for all such reasonably expenses incurred in connection with the transfer and admission of the transferee as a Limited Partner as the General Partners may reasonably request.

12.8                           Admission as General Partner.  The transferee of all or any portion of a general partnership interest that is either (i) already a General Partner or Limited Partner, (ii) Donald G. Fisher, Doris F. Fisher, Robert J. Fisher, William S. Fisher or John J. Fisher (iii) a trust or trusts established by any one or more of the group composed of the foregoing individuals and their respective spouses, whether revocable or irrevocable, or (iv) the executor, administrator or other personal representative of a deceased or legally incapacitated Partner (but not a distributee of the estate of any such Partner unless described in clause (i), (ii) or (iii) of this sentence) shall be automatically admitted as a General Partner in respect of the transferred interest, shall succeed to the rights, obligations and duties of the transferor General Partner in respect of the general partnership interest transferred and shall be liable for payment of such expenses of the partnership incurred in respect of the transfer as the General Partners may require.  Any other transferee of a general partnership interest may be admitted to the partnership, in respect of the transferred interest, as a Limited Partner with the consent of the General Partners or as a General Partner with the consent of all non-transferring General Partners and a majority in interest of the Limited Partners, any or all of which consents may be given or withheld in the absolute discretion of the General and/or Limited Partners, and only after executing such documents and instruments, and paying or reimbursing the partnership for such expenses incurred in connection with the transfer and admission, as the General Partners may reasonably request.

12.9                           Distributions and Allocations.  If an interest in the partnership is sold, assigned or transferred during any fiscal year, profits, losses and other items attributable to the transferred interest for such fiscal year shall be divided and allocated between the transferor and the transferee for income tax purposes, taking into account the varying interests during such fiscal year, in accordance with such convention as may be selected by the General Partners and permissible under law.  All distributions made on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; provided, however, that the partnership and all the Partners shall be fully discharged and acquitted from any obligation in respect of any distribution made to the transferor prior to receipt of written notice of the transfer.

Section 13

ADDITIONAL PARTNERS

Additional Partners, General or Limited, may be admitted to the partnership only as specifically provided in this Agreement or with the consent of all General Partners.

Section 14

DISSOLUTION AND WINDING UP

14.1                           Dissolution.  The partnership shall stand dissolved upon the first to occur of any of the following:

(a)                                  December 31 of 2025 or any subsequent year, but only if one of the General Partners should so elect and give notice to the other General Partners at least one year in advance of the dissolution date;

(b)                                 The election at any time of a majority in number of the General Partners at the time remaining to dissolve the partnership;

(c)                                  The happening of any event that makes it unlawful, impossible or impractical to carry on the business of the partnership; or

(d)                                 The occurrence of any event which, pursuant to the provisions of this Agreement, results in a General Partner ceasing to be a General Partner; provided that the remaining General Partner or Partners (including, in the case of transfer of the entirety of a General Partner’s general partnership interest, the transferee if admitted as a General Partner) may elect to continue the partnership and the partnership business and, if no General Partner remains, a majority in interest of the Limited Partners may, within six months after the last remaining General Partner ceases to be a General Partner, admit one or more General Partners and agree in writing to continue the partnership and the partnership business.  The Limited Partner shall have no other right to vote for or against dissolution of the partnership.

14.2                           Winding Up.  Following its dissolution, unless the partnership and the partnership business is continued by the remaining or newly elected General Partner or Partners as above authorized, the partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, satisfying the claims of its creditors and distributing the proceeds of liquidation to its Partners.  To the extent not inconsistent with the foregoing, this Agreement shall continue in full force and effect in accordance with its terms until such time as the proceeds of liquidation have been fully distributed and the certificate of limited partnership cancelled.  The General Partners (or, in the event there is no remaining General Partner, any person elected by a majority in interest of the Limited Partners) shall oversee the winding up and dissolution of the partnership and shall distribute and apply the proceeds of liquidation as follows:

(a)                                  First, to the payment and discharge of all of the partnership’s debts and liabilities to creditors other than Partners;

(b)                                 Second, to the payment and discharge of all of the partnership’s debts and liabilities to Partners;

(c)                                  Third, to the Partners in proportion to their capital accounts, after giving effect to all contributions, distributions and allocations to the date of distribution.

If any General Partner’s capital account has a deficit balance (after giving effect to all contributions, distributions and allocations to the date of the proposed distribution), such General Partner shall contribute to the capital of the partnership the amount necessary to restore such deficit balance to zero, but no Limited Partner shall be liable to restore a deficit balance in his or her capital account.

14.3                           Rights of Partners.  Except as otherwise provided in this Agreement, (a) each Partner shall look solely to the assets of the partnership for the return of his capital contribution and shall have no right or power to demand or receive property other than cash from the partnership, and (b) no General or Limited Partner shall have priority over any other General or Limited Partner as to the return of his or her capital contributions, distributions or allocations.

Section 15

POWER OF ATTORNEY

Each General and Limited Partner hereby makes, constitutes and appoints each General Partner, each successor General Partner, and each trustee of each General Partner or successor General Partner which is a trust, with full power of substitution and resubstitution, his true and lawful attorney-in-fact for him and in his name, place and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file and record: (a) all certificates of limited partnership, fictitious business name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the General Partners may deem necessary or appropriate to be filed by the partnership under the laws of the State of Delaware or any other jurisdiction, or amendments to any thereof; (b) all certificates of cancellation and other instruments which the General Partners may deem necessary or appropriate to effect the dissolution and termination of the partnership pursuant to the terms of this Agreement; and (c) any other instrument which is now or may hereafter be required by law to be filed on behalf of the partnership or is deemed necessary or appropriate by the General Partners to carry out fully the provisions of this Agreement in accordance with its terms.

This power of attorney is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution or cessation of existence of a Limited Partner or the delivery of an assignment by a Limited Partner of the whole or a portion of his or her partnership interest except that, where the assignment is of such Limited Partner’s entire interest and the assignee is admitted as a substituted Limited Partner, this power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect the substitution.

Section 16

MISCELLANEOUS

16.1                           Notices.  Any notice required or permitted to be given by any provision of this Agreement shall be sufficient if given in writing by registered or certified mail, overnight courier or facsimile, charges prepaid, and addressed as follows, or to such other address as the person to be notified may from time to time specify by like notice to the Partners and partnership:

(a)                                  If to the partnership, at its principal place of business;

(b)                                 If to a Partner, at such Partner’s last known address; and

(c)                                  If to a transferee of a Partner, at such transferee’s last known address appearing in the records of the partnership, or, if there be none, at the transferor Partner’s  last known address.  Any such notice so given shall be deemed to be given and received for all purposes as of the date of mailing at a point within the State of California or, if given by overnight courier, facsimile or electronic mail, upon actual delivery at the premises to which addressed.

16.2                           Arbitration.  Any dispute between the Partners, or between the Partners or the Partnership and any successor to the interest of any Partner, under or in reference to this Agreement shall be determined by arbitration before a single arbitrator at San Francisco, California, under the rules of the American Arbitration Association.

16.3                           Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

16.4                           Time.  Time is of the essence.

16.5                           Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision shall nevertheless be enforced in any and all circumstances in which and to the extent legal and valid, and such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

16.6                           Incorporation by Reference.  Exhibit A attached to this Agreement and referred to herein is part of this Agreement and is incorporated in this Agreement by reference.

16.7                           Governing Law.  The laws of the State of California shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

16.8                           Counterpart Execution.  This Agreement may be executed by execution of any number of counterpart signature pages with the same effect as if all of the Partners had signed the same signature page.

16.9                           Further Assurance.  Each Partner agrees to execute all such other and further instruments and documents, and to perform all such further acts, as reasonably may be requested in order to carry this Agreement into effect.

IN WITNESS WHEREOF, the parties have executed this Agreement of Limited Partnership as of the day first above set forth.

General Partners:	Limited Partners:

/s/ Robert J. Fisher	/s/ Donald G. Fisher
Robert J. Fisher, as Trustee of The	Donald G. Fisher
Robert J. Fisher 2004 Family Trust

/s/ William S. Fisher	/s/ Doris F. Fisher
William S. Fisher,	Doris F. Fisher,
as Trustee of The William S. Fisher 1998	as Trustees of the DDF Y2K Family Trust
Family Trust

/s/ John J. Fisher
John J. Fisher

EXHIBIT A

TO

FISHER CORE HOLDINGS L.P.

LIMITED PARTNERSHIP AGREEMENT

CAPITAL CONTRIBUTIONS

General Partners:

RJF Trust	5,000,000 Shares The Gap, Inc.

WSF Trust	5,000,000 Shares The Gap, Inc.

John J. Fisher	5,000,000 Shares The Gap, Inc.

Limited Partners:

DDF Trust	86,000,000 Shares The Gap, Inc.